Filed Pursuant to Rule 433
Dated May 12, 2014
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	May 12, 2014

Settlement Date (Original Issue Date):	May 15, 2014

Maturity Date:	May 15, 2024

Principal Amount:	US $1,000,000,000

Price to Public (Issue Price):	99.581%

Agents Commission:	0.425%

All-in Price:	99.156%

Net Proceeds to Issuer:	US $991,560,000

Treasury Benchmark:	2.500% due May 15, 2024

Treasury Yield:	2.650%

Spread to Treasury Benchmark:	Plus 0.85%

Reoffer Yield:	3.500%

Interest Rate Per Annum:	3.450%

Interest Payment Dates:	Semi-annually on the 15th day of each May and November, commencing November 15, 2014 and ending on the Maturity Date

Optional Redemption:	The notes will not be subject to redemption at General Electric Capital Corporation’s option at any time prior to February 13, 2024. The notes may be redeemed in whole or in part on February 13, 2024 at General Electric Capital Corporation’s option at a redemption price equal to 100.00% of the principal amount of the notes plus accrued interest thereon to but excluding the date of redemption

Call Notice Period:	At least 30 calendar days but not more than 60 calendar days

Put Dates (if any):	None

Put Notice Period:	None

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Filed Pursuant to Rule 433
Dated May 12, 2014
Registration Statement No. 333-178262

CUSIP:	36962G7K4

ISIN:	US36962G7K48

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the “Underwriter”), as principal, at 99.581% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution	Commitment
Lead Managers:
Barclays Capital Inc.	$186,000,000
Citigroup Global Markets Inc.	$186,000,000
Goldman Sachs & Co.	$186,000,000
J.P. Morgan Securities LLC	$186,000,000
Morgan Stanley & Co. LLC	$186,000,000
Co-Managers:
Blaylock Robert Van, LLC	$10,000,000
CastleOak Securities, L.P.	$10,000,000
Lebenthal & Co., LLC	$10,000,000
Loop Capital Markets LLC	$10,000,000
Mischler Financial Group, Inc.	$10,000,000
Samuel A. Ramirez & Company, Inc.	$10,000,000
The Williams Capital Group, L.P.	$10,000,000
Total	$1,000,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-252, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.